Exhibit 6.1

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT, dated as of June 22, 2020 (“Agreement”), is between and among ESCALATE WEALTH REIT I, INC., a real estate investment trust organized under the laws of the State of Maryland (the “Company”) and ESCALATE WEALTH, LLC (the “Advisor”).

RECITALS

WHEREAS, the Company intends to qualify as a REIT (as defined below), and intends to invest its funds in investments permitted by the terms of the Offering Circular, the Articles of Incorporation and the Bylaws of the Company and Sections 856 through 860 of the Code (as defined below);

WHEREAS, the Company desires to avail itself of the experience, knowledge, sources of information, advice, assistance and contacts available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision, of the Board of Directors of the Company all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors, on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.             Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:

Advisor. Escalate Wealth, LLC, a Delaware limited liability company, any successor Advisor to the Company, or any Person or entity to which Escalate Wealth, LLC, or any successor advisor subcontracts substantially all of its functions. The Advisor will have responsibility for the day-to-day operations of the Company.

Affiliate or Affiliated (or any derivation thereof). An affiliate of another Person, which is defined as: (i) any Person directly or indirectly owning, controlling, or holding, with power to vote 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Articles of Incorporation. The Articles of Incorporation of the Company as filed with the Secretary of State of Maryland, as amended and/or restated from time to time.

Assets. The Company’s investments in Properties plus cash and cash equivalents.

Board of Directors or Board. The Board of Directors of the Company.

Bylaws. The bylaws of the Company, as the same are in effect and may be amended from time to time.

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Cause. With respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct or willful or grossly negligent breach of fiduciary duty by the Advisor, breach of this Agreement, or the bankruptcy of the Advisor.

Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Common Stock. The Company’s Common Stock, par value $.001 per share,

Company. Escalate Wealth REIT I, Inc., a real estate investment trust organized under the laws of the State of Maryland.

Director. A member of the Board of Directors of the Company.

Distributions. Any distribution of money or other property by the Company to owners of Securities, including distributions that may constitute a return of capital for federal income tax purposes.

Highest Prior NAV per Share. The highest previous offering price for the Common Stock, after adjustment to reflect all return of capital distributions.

Independent Director. A Director who is not and within the last two years has not been directly or indirectly associated with the Advisor by virtue of (i) ownership of an interest in the Advisor or any of their Affiliates, (ii) employment by the Advisor or any of their Affiliates, (iii) service as an officer or director of the Advisor or any of their Affiliates, (iv) performance of services, other than as a Director, for the Company, (v) service as a director or trustee of more than three real estate investment trusts advised by the Advisor, or (vi) maintenance of a material business or professional relationship with the Advisor or any of their Affiliates. A business or professional relationship is considered material if the gross revenue derived by the Director from the Advisor or any of their Affiliates exceeds 5% of either the Director’s annual gross revenue during either of the last two years or the Director’s net worth on a fair market value basis. An indirect relationship shall include circumstances in which a Director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law, or brothers- or sisters-in-law are or have been associated with the Advisor, any of their Affiliates, or the Company. When this Agreement refers to approval by the Independent Directors, such approval may be made by the conflicts committee of the Company’s Board of Directors if such committee is comprised solely of all of the Independent Directors on the Company’s Board of Directors.

Joint Ventures. The joint venture or general partnership arrangements in which the Company is a co-venturer or general partner which are established to acquire Properties.

Large Investors. Investors in the Offering who have aggregate subscriptions or purchases for at least (i) $25,000 or (ii) for Investors who are age 25 or younger, $2,500.

NAV. The net asset value of all Assets calculated by the total value of all Assets minus the total value of all liabilities. For the purposes of determining, the Properties shall be valued as of the date specified by the Board of Directors.

NAV Per Share. As of any date, the NAV as established by our Board of Directors divided by the number of shares of Common Stock outstanding as of the date of such determination.

Offering. The offering of the Common Stock, under the Offering Circular.

Offering Circular. Any document by whatever name known, utilized for the purpose of offering and selling securities to the public.

Organizational and Offering Expenses. Any and all costs and expenses incurred by the Company, the Advisor or any of their Affiliates in connection with the formation, qualification and registration of the Company and the marketing and distribution of the Common Stock, including, without limitation, the following: legal, and accounting fees; printing, amending, supplementing, mailing and distributing costs; filing, registration and qualification fees and taxes; telegraph and telephone costs; all advertising and marketing expenses. All such Organizational and Offering Expenses shall be paid for by the Advisor subject to the reimbursement provided by Section 10(a)(i) below, and such expenses shall include advertising and any other expenses or costs incurred for marketing efforts such as on-line or in-person “open houses” and other Offering-related activities.

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Person. An individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof.

Preferred Return. At any time, with respect to the Common Stock, a 6.0% cumulative, non-compounded return on Highest Prior NAV per share.

Preliminary NAV. The NAV of the Company calculated annually by the directors, including a majority of the Independent Directors, for the purpose of determining whether the Advisor is entitled to receive a Subordinated Participation Fee for an annual period. The Preliminary NAV consists of (i) the value of the Company’s real estate assets and liabilities reported by an independent valuation firm, as it may be adjusted by the directors; (ii) plus all other assets held; and (iii) minus all accrued liabilities of the Company.

Property or Properties. Interests in (i) the real properties, including the buildings and equipment located thereon: or (ii) the real properties only; or (iii) the buildings only, including equipment located therein; any of which are acquired by the Company, either directly or indirectly through Joint Ventures, or other partnerships, or other legal entities.

REIT. A “real estate investment trust” as defined pursuant to Sections 856 through 860 of the Code.

REIT Management Fee. The fee payable to the Advisor for day-to-day professional management services in connection with the Company and its investments in Properties pursuant to this Agreement.

Sale or Sales. (i) Any transaction or series of transactions whereby: (A) the Company sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including the lease of any Property or other asset consisting of the building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all of the interest of the Company in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture in which the Company as a co-venturer or partner sells, grants, transfers, conveys or relinquishes its ownership of any Property or other Permitted Investment or portion thereof, including any event with respect to any Property or other Permitted Investment which gives rise to insurance claims or condemnation awards; or (D) the Company sells, grants, conveys or relinquishes its interest in any Property or other Permitted Investment, or portion thereof, including any event with respect to any Property or other Permitted Investment, which gives rise to a significant amount of insurance proceeds or similar awards.

Securities. Any class of shares of common stock or preferred stock, as such terms are defined in the Company’s Articles of Incorporation, any other Company stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

Stockholders. The registered holders of the Company’s Securities.

Subordinated Participation Fee. The Subordinated Participation Fee as defined in Section 9(b).

Termination Date. The date of termination of this Agreement whether pursuant to (i) the non-renewal of this Agreement under Section 15 below or (ii) written notice of termination under Section 16 below.

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Total Investment Value. For any given period, the total of the aggregate book value of all of the Company’s assets invested, directly or indirectly, in Properties before reserves for depreciation, bad debts or similar non-cash items.

2.            Appointment. The Company hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3.            Duties of the Advisor. Subject to Sections 4 and 7 of this Agreement, the Advisor undertakes to use its best efforts to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Directors. In performance of this undertaking, subject to the supervision of the Directors and consistent with the provisions of the Offering Circular, the Articles of Incorporation and the Bylaws of the Company, the Advisor shall, either directly or by engaging an Affiliate:

(a)          find, present and recommend to the Company real estate investment opportunities consistent with its investment policies and objectives;

(b)          structure the terms and conditions of the Company’s investments, sales and co-ownerships;

(c)          acquire real estate investments on behalf of the Company in compliance with its investment objectives and policies;

(d)          arrange for financing and refinancing of the Company’s real estate investments;

(e)          enter into leases and service contracts for the Properties;

(f)          review and analyze the Company’s operating and capital budgets;

(g)          assist the Company in obtaining insurance;

(h)          generate an annual budget for the Company;

(i)	review and analyze financial information for each of the Company’s assets and the overall portfolio;

(j)          formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of the Company’s real estate investments;

(k)          perform investor-relations services;

(l)          maintain the Company’s accounting and other records and assist in filing all reports required to be filed with the SEC, the Internal Revenue Service and other regulatory agencies;

(m)          engage and supervise the performance of the Company’s agents, including registrar and transfer agents;

(n)          perform administrative and operational duties reasonably requested by the Company;

(o)          perform any other services reasonably requested by the Company; and

(p)          do all things necessary to assure its ability to render the services described in this Agreement.

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4.          Authority of Advisor.

(a)          Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 7), and subject to the continuing and exclusive authority of the Directors over the management of the Company, the Directors hereby delegate to the Advisor the authority to (1) locate, analyze and select investment opportunities, (2) structure the terms and conditions of transactions pursuant to which investments will be made or acquired for the Company, (3) acquire Properties in compliance with the investment objectives and policies of the Company, (4) arrange for financing or refinancing with respect to Properties, (5) enter into leases and service contracts for the Company’s Property, and perform other property management services, (6) oversee non-Affiliated property managers and other non-Affiliated Persons who perform services for the Company; and (7) undertake accounting and other record-keeping functions at the Property level.

(b)          Notwithstanding the foregoing, any investment in Properties, including any acquisition of Property by the Company (as well as any financing acquired by the Company in connection with such acquisition), will require the prior approval of the Directors (including a majority of any Independent Directors), provided, that a majority of the Directors, including a majority of any Independent Directors may establish de minimis acquisition standards not requiring approval of the Directors for transactions other than transactions with a Director, the Advisor or their Affiliates.

(c)          If a transaction requires approval by the Directors (including a majority of any Independent Directors), the Advisor will deliver to the Directors all documents required by them to properly evaluate the proposed investment in the Property.

(d)          The prior approval of a majority of the Directors (including a majority of any Independent Directors) not otherwise interested in the transaction will be required for each transaction with the Advisor or any of its Affiliates.

(e)          The Directors may, at any time upon the giving of notice to the Advisor, modify or revoke the authority set forth in this Section 4. If and to the extent the Directors so modify or revoke the authority contained herein, the Advisor shall henceforth submit to the Directors for prior approval such proposed transactions involving investments which thereafter require prior approval, provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.

5.          Bank Accounts. The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Directors may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Directors and to the auditors of the Company.

6.          Records; Access. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Directors and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company.

7.          Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, (c) subject the Advisor to regulation under the Investment Advisers Act of 1940, or (d) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or its Securities, or otherwise not be permitted by the Articles of Incorporation or Bylaws of the Company, except if such action shall be ordered by the Directors, in which case the Advisor shall notify promptly the Directors of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Directors. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Directors so given. Notwithstanding the foregoing, the Advisor, its Directors, officers, employees and stockholders, and stockholders, Directors and officers of the Advisor’s Affiliates shall not be liable to the Company or to the Directors or Stockholders for any act or omission by the Advisor, its Directors, officers or employees, or stockholders, Directors or officers of the Advisor’s Affiliates except as provided in Sections 20 and 21 of this Agreement.

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8.          Relationship with Directors. Directors, officers and employees of the Advisor or an Affiliate of the Advisor or any corporate parents of an Affiliate, or Directors, officers or stockholders of any director, officer or corporate parent of an Affiliate may serve as a Director and as officers of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director or officer of the Company shall receive any compensation from the Company for serving as a Director or officer of the Company other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Directors of the Company.

9.          Fees and Limitation on Loans from Affiliates.

(a)          REIT Management Fee. The Company shall pay to the Advisor or an Affiliate of the Advisor as compensation for the advisory services rendered to the Company under Section 3 above, a monthly fee (the “REIT Management Fee”) in an amount equal to 0.05% of the Company’s Total Investment Value, as of the end of the preceding month; provided, however, that the Advisor shall cause an amount equal the pro rata portion of its REIT Management Fee attributable to Large Investors to be rebated to the Large Investors, on a pro rata basis based on each such Large Investor’s pro rata investment in the Company. The REIT Management Fee shall be payable monthly on the last day of such month, or the first business day following the last day of such month. The REIT Management Fee may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the REIT Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine.

(b)          Subordinated Participation Fee. The Company shall pay to the Advisor or one of its Affiliates a subordinated participation fee calculated as of December 31 of each year and paid (if at all) in the immediately following January. The subordinated participation fee is only due if the Preferred Return is achieved and is equal to the sum of:

(i)          5% of the product of (a) the difference of (x) the Preliminary NAV per share minus (y) the Highest Prior NAV per share of Common Stock, multiplied by (b) the number of shares outstanding of Common Stock as of December 31 of the relevant annual period, but only if this results in a positive number, plus;

(ii)         5% of the product of: (a) the amount by which aggregate cash distributions to holders of Common Stock during the annual period, excluding return of capital distributions, divided by the weighted average number of shares of common stock outstanding for the annual period, exceed the Preferred Return, multiplied by (b) the weighted average number of shares of the Common Stock outstanding for the annual period calculated on a monthly basis; provided, however, that the Advisor shall cause an amount equal to the pro rata portion of its Subordinated Participation Fee attributable to Large Investors to be rebated to the Large Investors, on a pro rata basis based on each such Large Investor’s pro rata investment in the Company.

The Subordinated Participation Fee may be paid in the form of shares of Common Stock determined using a price equal to the NAV Per Share of the Common Stock as of December 31 of the prior year (i.e., after deduction of the Subordinated Participation Fee from the Preliminary NAV).

(c)          Loans from Affiliates. The Company may not borrow money from the Advisor or any Affiliate of the Advisor, unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and no less favorable to the Company than loans between unaffiliated parties under the same circumstances.

10.         Expenses.

(a)          In addition to the compensation paid to the Advisor pursuant to Section 9 hereof, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor in connection with the services it provides to the Company pursuant to this Agreement, including, but not limited to:

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(i)          the Company’s Organizational and Offering Expenses, except that after the termination of the Offering, the Advisor will reimburse the Company to the extent that such Organizational and Offering Expenses reimbursed to the Advisor prior to the termination of the Offering exceed 3.0% of the gross proceeds raised from the Offering;

(ii)        the actual cost of goods and materials used by the Company and obtained from entities not Affiliated with the Advisor;

(iii)        interest and other costs for borrowed money, including discounts, points and other similar fees;

(iv)         taxes and assessments on income or Property and taxes as an expense of doing business;

(v)        costs associated with insurance required or deemed necessary by the Directors in connection with the business of the Company or by the Directors;

(vi)       expenses in connection with payments to the Directors and meetings of the Directors and Stockholders;

(vii)         expenses associated with listing or with the issuance and distribution of shares of Common Stock, such as advertising expenses, taxes, legal and accounting fees, and listing and registration fees;

(viii)          expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Directors to the Stockholders;

(ix)         expenses of organizing, revising, amending, converting, modifying, or terminating the Company or the Articles of Incorporation;

(x)        expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xi)       expenses related to negotiating and servicing loans;

(xii)      administrative service expenses including personnel costs; and

(xiii)       audit, accounting and legal fees.

(b)          Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Section 10 shall be reimbursed no less often than monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company during each quarter and shall deliver such statement to the Company within 45 days after the end of each quarter.

11.           Limitation on Payments. Notwithstanding any other provision of this Agreement, the Advisor shall not be entitled to receive, and the Company shall not pay to the Advisor, any of its Affiliates or any third party, any amounts that would result in the Company violating the Articles of Incorporation. If the Advisor or any of its Affiliates receive any payments that would cause any provision of the Articles of Incorporation to be violated, and the receipt of such payment is not approved in the manner, if any, provided in the Articles of Incorporation that would result in such payment being permitted, then the Advisor or such Affiliate shall promptly, upon request by the Company reimburse the Company the amount by which the aggregate amount received by the Advisor or its Affiliates exceed the amounts permitted by the Articles of Incorporation.

12.           Other Services. Should the Directors request that the Advisor or any director, officer or employee thereof render services for the Company other than set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors of the Company, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

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13.           Other Activities of the Advisor.

(a)          Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Directors the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association. The Advisor or its Affiliates shall disclose to the Directors knowledge of such condition or circumstance in accordance with Section 13(d) hereof. If the Advisor, Director or Affiliates thereof have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, it shall be the duty of the Directors (including the Independent Directors) to adopt the methods, if any, set forth in the Offering Circular or another reasonable method by which properties are to be allocated to the competing investment entities and to use their best efforts to apply such method fairly to the Company.

(b)          The Advisor shall be required to use its best efforts to present a continuing and suitable investment program to the Company which is consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character which, if presented to the Company, could be taken by the Company.

(c)          In the event that the Advisor or its Affiliates is presented with a potential investment which might be made by the Company and by another investment entity which the Advisor or its Affiliates advises or manages, the Advisor and its Affiliates shall consider the investment portfolio of each entity, cash flow of each entity, the effect of the acquisition on the diversification of each entity’s portfolio, rental payments during any renewal period, the estimated income tax effects of the purchase on each entity, the policies of each entity relating to leverage, the funds of each entity available for investment and the length of time such funds have been available for investment. In the event that an investment opportunity becomes available which is suitable for both the Company and a public or private entity which the Advisor or its Affiliates are Affiliated, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity. For purposes of this conflict resolution procedure, an investment opportunity will be considered “offered” to the Company when an opportunity is presented to the Board of Directors for its consideration.

(d)          The Advisor shall inform the conflicts committee of the Company’s Board of Directors each quarter of the investments that have been purchased by other Advisor-sponsored programs so that the conflicts committee can evaluate whether the Company is receiving its fair share of opportunities.

14.         Relationship of Advisor and Company. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

15.         Term; Termination of Agreement. This Agreement shall continue in force for ten (10) years from the date of this Agreement, subject to an unlimited number of renewals upon mutual consent of the parties. It is the duty of the Directors to evaluate the performance of the Advisor before renewing the Agreement after its initial term, and such renewal shall have a term as determined by the Directors.

16.         Termination by Either Party. This Agreement shall be terminable by a majority of the Directors on 60 days’ written notice and with Cause. If this Agreement is terminated by the Advisor at a time when no Cause for termination exists, then the Advisor shall be entitled to the value of its Subordinated Participation Fee as provided under Section 9(b) above determined based on the NAV Per Share at the date of termination. In the event of the termination of this Agreement, the Advisor will cooperate with the Company and take all reasonable steps requested to assist the Directors in making an orderly transition of the advisory function.

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17.         Assignment to an Affiliate. This Agreement may be assigned by the Advisor to an Affiliate with the approval of a majority of the Directors (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Directors. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

18.         Subcontracts with Affiliates. The Advisor may subcontract with an Affiliate for a portion of the services and duties to be performed under this Agreement without obtaining the approval of the Directors to the extent such services or duties are primarily administrative in nature. The Advisor may further subcontract any rights to receive fees or other payments for such services or duties under this Agreement without obtaining the approval of the Directors.

19.         Payments to and Duties of Advisor Upon Termination.

(a)       After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, exclusive of disputed items arising out of possible unauthorized transactions.

(b)       The Advisor shall be entitled to receive all accrued but unpaid compensation and expense reimbursements in cash within 30 days of the Termination Date.

(c)       The Advisor shall promptly upon termination:

(i)          pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)         deliver to the Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Directors;

(iii)        deliver to the Directors all assets, including Properties, and documents of the Company then in the custody of the Advisor; and

(iv)        cooperate with the Company to provide an orderly management transition.

20.         Indemnification by the Company. The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland or the Articles of Incorporation of the Company. Notwithstanding the foregoing, the Advisor shall not be entitled to indemnification or be held harmless pursuant to this Section 20 for any activity for which the Advisor shall be required to indemnify or hold harmless the Company pursuant to Section 21. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.

21.         Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, misconduct, or gross negligence, but the Advisor shall not be held responsible for any action of the Board of Directors in following or declining to follow any advice or recommendation given by the Advisor.

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22.         Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Directors and to the Company: Escalate Wealth REIT I, Inc. 17 Corporate Plaza, #200 Newport Beach, CA 92660 Attn: Sachin Jhangiani

To the Advisor: Escalate Wealth, LLC 17 Corporate Plaza, #200 Newport Beach, CA 92660 Attn: Harold Hofer

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 22.

23.         Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

24.         Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

25.         Construction. The provisions of this Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Maryland applicable to contracts to be made and performed entirely in said state.

26.         Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

27.         Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

28.         Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

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29.         Headings Not to Affect Interpretation. The headings of Sections and sub-Sections contained in this Agreement are for convenience only and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

30.         Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Escalate Wealth REIT I, Inc.

By:		Rich Uncles LLC,
	Sachin Jhangiani	Its Manager
President

Escalate Wealth, LLC		Harold Hofer
Manager
By:
Harold Hofer
Manager

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